MEMSIC Updates Second Quarter Outlook

China earthquake reduces demand in mobile segment

Patricia Niu named Interim CFO

Andover, MA – June 11, 2008 – MEMSIC, Inc. (NasdaqGM: MEMS), the industry’s only MEMS solution provider to combine proprietary thermal-based technology with advanced mixed signal processing circuitry onto a single chip using a standard CMOS IC process, today updated its financial outlook for the second quarter of 2008.

For the second quarter of 2008, MEMSIC anticipates revenue in the range of $5.5 to $5.6 million compared to a prior expectation of revenue between $7.0 and $7.3 million. The lower anticipated revenue reflects reduced demand for products in the mobile handset segment arising after the recent earthquake in China and increased pricing pressure. GAAP net income for the second quarter of 2008 is anticipated to be in the range of $0.02 to $0.03, compared to prior expectations in the range of $0.07 to $0.08 per diluted share. Non-GAAP net income, which excludes approximately $360,000 in stock-based compensation expenses, is anticipated to be in the range of $0.03 to $0.04, compared to prior expectations in the range of $0.08 to $0.09 per diluted share. Average diluted share count for the quarter is estimated to be 23.8 million.

Dr. Yang Zhao, Chief Executive Officer of MEMSIC said, “I am thankful that we did not experience any interruption of our operations as a result of the recent earthquake in central China. While sales in our automotive and industrial product segments are on track, in the mobile phone segment in China, we are seeing a combination of weaker demand, as attention in China turns toward earthquake relief and rebuilding, and consumer attention turns to saving for emergencies, and lower average selling prices due to continued competitive pressures. Because of this we expect Q2 revenue to be below our original forecast. With continued healthy performance from our other segments, our longer term outlook remains positive. New product initiatives underway that broaden our market reach give me additional confidence.”

Additionally, MEMSIC reported that Shang Hsiao has resigned from his position as Chief Financial Officer of the company, effective June 16, 2008, to pursue personal interests. Patricia Niu, Vice President of Finance, has been named Interim CFO while the company conducts an executive search for a new CFO.

Dr. Zhao commented, “We would like to thank Shang for his service to MEMSIC, in particular in guiding us through our Initial Public Offering in December. We wish him the best of luck in his new endeavors.”

Use of Non-GAAP Financial Measures

A “non-GAAP financial measure” is a numerical measure of a company’s historical or future financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations. MEMSIC is providing the non-GAAP historical and forward-looking financial measures presented above as the company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of MEMSIC’s core operations.

Net income (loss) (non-GAAP) and net income (loss) per share (non-GAAP), as we present them in the financial data included in this press release, exclude non-cash stock-based compensation expense. The company uses these non-GAAP financial measures internally to focus management on period-to-period changes in the company’s core business. Therefore, the company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About MEMSIC

Headquartered in Andover, Massachusetts, MEMSIC, Inc. provides advanced semiconductor sensor and system solutions based on integrated micro electromechanical systems, or MEMS, technology and mixed signal circuit design. Its accelerometer products are used to measure tilt, shock, vibration and acceleration, and have a wide range of applications such as mobile phones, automotive safety systems and video projectors. MEMSIC combines proprietary thermal-based MEMS technology and advanced analog mixed signal processing circuitry design into a single chip using a standard complementary metal-oxide semiconductor, or CMOS, process.

For further information, please visit www.memsic.com.

Safe Harbor Statement

Statements included in this press release which are not historical in nature, including statements about MEMSIC’s expected financial results for 2008, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2007, as well as the following: our limited operating history makes it difficult to evaluate our business and prospects; our operating results may fluctuate and are difficult to predict and if we do not meet financial expectations of securities analysts or investors, the price of our common stock will likely decline; we do not have long-term purchase commitments from our customers, and our ability to accurately forecast demand for and sales of our products is limited, which may result in excess or insufficient inventory and uncertainty and volatility with respect to our revenue from period to period; we depend on a limited number of customers for a high percentage of our revenues, and the loss of, or a significant reduction in orders from, any of these customers would significantly reduce our revenues; our products are complex and defects in our products could result in a loss of customers, damage to our reputation, decreased revenue, unexpected expenses, loss of market share and warranty and product liability claims; we may not be able to manage our business growth effectively, and failure to do so could strain our management, operating and other resources, which could materially and adversely affect our business and growth potential; and the average selling prices of products in our markets have historically decreased rapidly and will likely do so in the future, which could harm our gross margins and results.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Investor Contact:

Garo Toomajanian
ICR, Inc.
(978) 738-0900 x240 ir@memsic.com